EXHIBIT 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of November 13, 2001 by and between CHART INDUSTRIES, INC., a Delaware corporation (the “Company”), and ARTHUR S. HOLMES (“Executive”).

WHEREAS, Executive is currently Chairman and Chief Executive Officer of the Company and has valuable knowledge and experience pertaining to the business of the Company, and the parties desire to arrange for the continuation of his services to the Company.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained, the Company and Executive agree as follows:

1.  Term of Employment.    The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and expiring on January 30, 2006 (the “Employment Period”). The Employment Period may be extended upon mutual agreement in writing signed by Executive and an officer of the Company specifically designated by the Board of Directors of the Company to execute such writing. In any case, the Employment Period may be terminated earlier under the terms and conditions set forth herein.

2.  Position and Duties.    Executive shall serve as Chairman and Chief Executive Officer of the Company and report to the Board of Directors of the Company. Executive shall have responsibility for the general management and operation of the Company and the performance of such other executive services and duties as shall be reasonably assigned to and requested of him by, and subject to the direction and supervision of, the Board of Directors of the Company; provided, however, that such services and duties also shall be reasonably consistent with the services and duties performed by Executive for the Company immediately prior to the Employment Period. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and serve the Company in its business and perform his duties to the best of his ability.

3.  Compensation.

(a)  Salary.    During the Employment Period, Executive shall receive a base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per year (the “Base Salary Amount”). Executive’s salary shall be reviewed on an annual basis by the Board of Directors of the Company or any duly authorized Committee thereof. Executive’s salary shall be subject to being adjusted based upon such annual review, although any such adjustment shall be at the sole discretion of the Board of Directors or any duly authorized Committee thereof. Notwithstanding the foregoing, in no event shall Executive’s salary be adjusted below the Base Salary Amount. Such salary shall be payable in bi-weekly installments or otherwise in accordance with the normal policies of the Company for payment of corporate officers.

(b)  Benefits.    During the Employment Period Executive shall be entitled to participate in any employee benefits plans which are maintained or established by the Company for its corporate officers, subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor, including but not limited to: (i) the Management Incentive Compensation Plan or any other successor plan (the “Incentive Plan”); (ii) any stock option plan of the Company in which the Company’s corporate officers generally are eligible to participate (the “Option Plan”); (iii) medical, dental and vision insurance coverage; (iv) life insurance coverage; (v) 401(k) Retirement Plan (which includes a savings plan component and a profit-sharing pension component); (vi) four weeks of paid vacation to be taken at such time or times as are chosen by Executive; and (vii) the use of a leased automobile during Executive’s employment comparable to his presently leased automobile. On an annual basis, the Board of Directors of the Company or any duly authorized Committee thereof shall review Executive’s level of participation in the Company’s Option Plan and, based upon such review, may in its sole discretion grant Executive additional options to purchase common stock of the Company.

(c)  Expenses.    The Company shall reimburse Executive for reasonable expenses incurred by him on behalf of the Company in the performance of his duties during the Employment Period. Executive shall furnish the Company with such documentation as is requested by the Company in order for it to comply with the Code and regulations thereunder in connection with the proper deduction of such expenses.

4.  Termination of Employment.

(a)  Events of Termination.    The Employment Period shall terminate immediately upon the occurrence of any of the following events: (i) expiration of the Employment Period; (ii) the death of Executive; (iii) the expiration of the 30th calendar day (the “Disability Effective Date”) after the Company gives Executive written notice of its election to terminate Executive’s employment upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iv) voluntary termination by Executive of his employment with the Company without Good Reason; (v) the Company’s discharge of Executive for Good Cause; (vi) voluntary termination by Executive of his employment with the Company for Good Reason; or (vii) the Company’s discharge of Executive at any time without Good Cause.

(b)  Notice of Termination.    Any termination by the Company for Good Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Good Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(c)  Date of Termination.    “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Good Cause, or by Executive for Good Reason, the date of termination of employment that is set forth in the Notice of Termination (which shall not be earlier than the date on which such notice is given), (ii) if Executive’s employment is terminated by the Company other than for Good Cause or Disability, or Executive resigns without Good Reason, the date on which the Company or Executive notifies Executive or the Company, respectively, of such termination, or such later date as may be specified by the terminating party in such notice, and (iii) if Executive’s employment is terminated by reason of death, Disability or expiration of the Employment Period, the date of death of Executive, the Disability Effective Date or the date of expiration of the Employment Period, as the case may be.

(d)  Deemed Termination After Change in Control.    Any termination of the employment of Executive by the Company under Section 4(a)(vii) without Good Cause following the commencement of any discussion with or communication from a third party that ultimately results in a Change in Control shall be deemed to be a termination of Executive after such Change in Control for purposes of this Agreement. In the event Executive is entitled to the benefits under this Agreement as contemplated by the preceding sentence, then for purposes of Section 6(c) the Date of Termination shall be deemed to be the date of the Change in Control if the employment of Executive was terminated before such date.

(e)  Notice of Change in Control.    The Company shall give Executive written notice of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days after the occurrence of such event.

5.  Obligations of the Company upon Termination.

(a)  Discharge Without Good Cause; Resignation for Good Reason or During Window Period.    Executive shall be entitled to the severance benefits specified in this Section 5(a) if, during the Employment Period, (x) the Company terminates Executive’s employment under Section 4(a)(vii) without Good Cause, (y) Executive terminates his employment under Section 4(a)(vi) for Good Reason, or (z) Executive terminates his employment on a voluntary basis under Section 4(a)(iv) during the Window Period following a Change in Control. In any such case:

(i)  subject to Section 6 and in lieu of further base salary or bonus payments, the Company shall pay to Executive in a lump sum in cash within 30 calendar days after the Date of Termination the amounts determined under clauses (A) and (B) below:

(A)  the sum of (1) Executive’s annual base salary at the rate then in effect (which shall not be a rate less than $350,000 per annum) through the Date of Termination to the extent not previously paid, (2) the product of (x) the Deemed Bonus Amount and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365, and (3) any unpaid cash bonus under the Incentive Plan for a prior year (the sum of (1), (2) and (3) is referred to herein as the “Accrued Obligations”); and

(B)  the product of (1) the number of years (including fractions thereof) remaining from the Date of Termination until the end of the Continuation Period and (2) the sum of (x) Executive’s annual base salary at the rate then in effect (which shall not be a rate less than $350,000 per annum) and (y) the Deemed Bonus Amount (the product of (1) and (2) is referred to herein as the “Severance Payment”).

For purposes of this Section 5(a)(i), any amounts of compensation deferred by Executive under a deferral plan of the Company or any of its Affiliates shall be deemed to have been paid on the date of deferral, and all such deferred amounts shall be payable as governed by the terms of the applicable deferral plan, except that no such amounts shall be forfeited under the terms of the applicable deferral plan as a result of Executive’s termination of employment.

(ii)  for the duration of the Continuation Period, Executive shall be eligible to participate in the employee benefits plans referred to in Sections 3(b)(iii) and (iv) as if he were still employed by the Company, to the extent and at the level of Executive’s participation thereunder immediately prior to the Date of Termination, but all Company contributions or payments under any such employee benefits plans shall be subject to Executive’s fulfillment of his contribution requirements thereunder, and Company provision of the benefits listed in Sections 3(b)(iii) and (iv) shall cease if Executive obtains such coverage, if any, from another employer during the Continuation Period; and

(iii)  Executive shall be entitled to receive any other benefits provided for in Section 3(b) which have accrued up to and including the Date of Termination, subject to the terms and conditions of the benefit plans referenced in Section 3(b), and reimbursement of reasonable expenses incurred up to and including the Date of Termination under the terms of Section 3(c).

(b)  Death or Disability; Discharge for Good Cause; Resignation Without Good Reason Outside Window Period.    Executive shall be entitled to the severance benefits specified in this Section 5(b) if, during the Employment Period, Executive’s employment with the Company (i) terminates under Section 4(a)(ii) as a result of Executive’s death or under Section 4(a)(iii) as a result of Executive’s Disability, (ii) is terminated under Section 4(a)(v) by the Company for Good Cause, or (iii) is terminated by Executive on a voluntary basis under Section 4(a)(iv) without Good Reason outside of a Window Period. In any such case, Executive shall be entitled to payment of base salary only for the remainder of the month in which such termination occurs and thereafter such salary shall end and cease to be payable. In addition, in any such case, Executive shall be entitled to receive any benefits provided for in Section 3(b) which have accrued up to and including the Date of Termination, subject to the terms and conditions of the benefit plans referenced in Section 3(b), and reimbursement of reasonable expenses incurred up to and including the Date of Termination under the terms of Section 3(c).

(c)  Expiration of the Employment Period.    If Executive’s employment with the Company terminates under Section 4(a)(i) in connection with the expiration of the Employment Period, Executive shall be entitled to (i) payment of base salary only through the Date of Termination, (ii) receive, subject to the terms and conditions of the benefit plans referenced in Section 3(b), any benefits provided for in Section 3(b) which have accrued up to and including the Date of Termination (which, in such case, shall be deemed to include the right to payment at the customary time of any unpaid cash bonus to which Executive would have become entitled under all the terms and conditions of the Incentive Plan for the last calendar year that ended before the Date of Termination if Executive had remained employed until such bonus is determined and payable under the Incentive Plan) and (iii) reimbursement of reasonable expenses incurred up to and including the Date of Termination under the terms of Section 3(c).

6.  Limitation on Severance Payment.

(a)  Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section 6, to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), then:

(i)  if the After-Tax Payment Amount would be greater by reducing the amount of the Severance Payment otherwise payable under Section 5(a)(i)(B) to Executive to the minimum extent necessary (but in no event to less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Severance Payment shall be so reduced; and

(ii)  if the After-Tax Payment Amount would be greater without the reduction referred to in Section 6(a)(i), then there shall be no reduction in the Severance Payment by application of this Section 6.

As used in this Section 6, “After-Tax Payment Amount” means the difference of (x) the amount of the Payment, less (y) the amount of the Excise Tax, if any, imposed upon the Payment.

(b)  Executive shall determine, in the first instance, whether any reduction in the amount of the Severance Payment is required pursuant to this Section 6. If Executive determines that such a reduction may be required, or if reasonably requested by the Company, then an accounting firm selected by Executive and reasonably acceptable to the Company (the “Accounting Firm”) shall determine whether any such reduction is required pursuant to this Section 6 and, if required, the amount of such reduction, and Section 6(c) shall apply. In no case shall the amount of the Accrued Obligations under Section 5(a)(i)(A) be reduced and in no case shall this Section 6 permit a delay in the payment of the Accrued Obligations.

(c)  If Section 6(c) applies pursuant to Section 6(b), Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Date of Termination. The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations. Any determination by the Accounting Firm as to whether any reduction in the amount of the Severance Payment is required, and the amount of the reduction if required, pursuant to this Section 6 shall be binding upon the Company and Executive. The fees and expenses of the Accounting Firm for its services in connection with the determination and calculations contemplated this Section 6 shall be borne by the Company. The federal, state and local income or other tax returns filed by Executive and the Company shall be prepared and filed on a basis consistent with such determination and calculations. The Company shall pay the Severance Payment, as reduced or not reduced pursuant to the final determination of the Accounting Firm, to Executive no later than the later of (i) the time otherwise required hereunder or (i) seven calendar days after receipt of such determination.

7.  Full Settlement; Legal Fees.    The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set–off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. If Executive is required to enforce any of his rights under this Agreement after a Change in Control (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), the Company shall reimburse Executive as incurred for all reasonable legal fees and expenses incurred by him to enforce such rights, plus interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

8.  Indemnification.    The Company shall indemnify Executive and his representatives, successors and estate against claims arising in connection with Executive’s status as a Director, officer, employee or agent of the Company, in accordance with the Company’s Certificate of Incorporation, By-Laws and indemnity agreements and policies for its Directors and executive officers, subject to applicable law.

9.  Restrictive Covenants.

(a)  Non-Competition.    During the Employment Period and for a period of one year after the Date of Termination, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or director with, or have any financial interest in, any business which is in substantial competition with any business conducted by the Chart Group, in any area where such business is being conducted at the time of such termination. Ownership of 5% or less of the voting stock of any corporation which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act shall not constitute a violation hereof.

(b)  Non-Solicitation.    Executive shall not directly or indirectly, at any time during the Employment Period and for one year after the Date of Termination, solicit or induce or attempt to solicit or induce any customer, employee or sales representative of the Chart Group to terminate his, her or its customer, employment, or representation relationship with the Chart

Group or in any way directly or indirectly interfere with such a relationship.

(c)  Confidentiality.    Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time during the Employment Period and for one year after the Date of Termination, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any Confidential Information. Executive specifically acknowledges that all Confidential Information, in whatever media or form maintained and whether compiled by the Chart Group or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Chart Group to maintain the secrecy of such information, that such information is the sole property of the Chart Group and that any disclosure or use of such information by Executive during the Employment Period (except in the course of performing his duties and obligations hereunder) or within one year after the Date of Termination shall constitute a misappropriation of the Chart Group’s trade secrets. Notwithstanding the foregoing, Executive shall maintain ownership of and the right to disclose and use any patents or inventions of which Executive is the inventor, to the extent Executive has not otherwise assigned such patents or inventions to the Chart Group.

10.  Binding Agreement; Successors.    This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the following in the order of priority specified: (a) Christine H. Holmes, if she is living at the time of Executive’s death; or (b) if Christine H. Holmes is then not living, to the Trust of Arthur S. Holmes dated December 20, 1993 as restated January 22, 1998; or (c) if such trust is then not in existence, to Executive’s devisee, legatee, or other designee; or (d) if there be no such designee, to Executive’s estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement.

11.  Notice.    All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) one business day after being sent by recognized overnight delivery service, or (c) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

(i)    If to the Company, to:

Chart Industries, Inc.
5885 Landerbrook Drive
Suite 150
Cleveland, Ohio 44124
Attention: General Counsel

With a copy to:

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114
Attention: Thomas F. McKee

(ii)    If to Executive, to:

Arthur S. Holmes
7660 Twin Lakes Trail
Chagrin Falls, Ohio 44022

12.  Withholding.    The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

13.  Amendments; Waivers.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and an officer of the Company specifically designated by the Board of Directors of the Company to execute such writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.  Jurisdiction.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. Executive and the Company each agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and each of Executive and the Company hereby (a) submits to the personal jurisdiction of such courts, (b) consents to service of process in connection with any such action, suit or proceeding and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

15.  Equitable Relief.    Executive and the Company acknowledge and agree that the covenants contained in Section 9 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 9 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 9.

16.  Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 9 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.

17.  Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.  Headings; Definitions.    The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

19.  No Assignment.    This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 10.

20.  Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements (other than any existing agreement evidencing a stock option granted to Executive or rights of Executive to indemnity), either oral or in writing, with respect to the employment of Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHART INDUSTRIES, INC.

By:	/s/ JAMES R. SADOWSKI James R. Sadowski President and Chief Operating Officer

/s/ ARTHUR S. HOLMES Arthur S. Holmes (“Executive”)

Schedule A

Certain Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” of a specified entity means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.

“Change in Control” shall mean the occurrence at any time of any of the following events:

(a)  The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, other than a Related Person, and as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then–outstanding securities of such corporation, person or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

(b)  The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, other than a Related Person, and less than 60% of the combined voting power of the then–outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

(c)  There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than a Related Person has become the beneficial owner (as the term “beneficial owner” is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 40% or more of the Voting Power;

(d)  The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction other than a contract or transaction with a Related Person; or

(e)  If during any period of two consecutive years, individuals, who at the beginning of any such period, constitute the Directors cease for any reason to constitute at least a majority thereof, unless the nomination for election by the Company’s shareholders of each new Director was approved by a vote of at least a majority of the Directors then in office who were Directors at the beginning of any such period.

Notwithstanding the foregoing provisions of paragraphs (c) and (d) of this definition, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement (i) solely because (A) the Company, (B) a Related Person, (C) a Subsidiary, or (D) any Company–sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (ii) solely because the Company or any other person, group or entity directly involved in the restructuring of the Company’s capital and debt arrangements related to the Company’s Credit Agreement, dated as of April 12, 1999, as amended, either files or becomes obligated to file a report on Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock acquired from the Company in connection with such restructuring or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such transaction, but only if both (A) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company’s Board of Directors and (B) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (iii) solely because of a change in control of any Subsidiary.

“Chart Group” means, collectively, the Company and each group, division and Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means confidential business information of the Chart Group and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the Chart Group’s manufacturing, selling and servicing methods and business techniques, customer, vendor and product information, product development plans, internal financial statements, sales and distribution information, business plans and opportunities, corporate alliances, processes and techniques, and other information concerning the Chart Group’s actual or anticipated business or products, or which is received in confidence by or for the Chart Group from any other person.

“Continuation Period” means a period of time beginning on the Date of Termination and ending on the latest of the following dates:

(a)  January 30, 2006;

(b)  The first anniversary of the Date of Termination; or

(c)  The second anniversary of a Change in Control, but this paragraph

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(c) shall apply only if (i) such second anniversary is the latest of the dates specified in paragraphs (a), (b) and (c), and (ii) Executive’s employment terminates or is deemed to terminate on or after the date of such Change in Control.

“Deemed Bonus Amount” means an amount equal to 50% of Executive’s annual base salary at the rate in effect immediately prior to the Date of Termination. In no case shall the Deemed Bonus Amount be less than $175,000.

“Director” means a member of the Board of Directors of the Company.

“Disability” means the inability of Executive for a continuous period of six months to perform the essential functions of his position hereunder on an active full-time basis with or without reasonable accommodations by reason of a disability condition. A certificate from a physician acceptable to both the Company and Executive to the effect that Executive is or has been disabled and incapable of performing the essential functions of his position with or without reasonable accommodations for the Company as previously performed shall be conclusive of the fact that Executive is incapable of performing such services and is, or has been, disabled for the purposes of this Agreement. The Company and Executive acknowledge and agree that the essential functions of Executive’s position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Good Cause” means a determination by the Board of Directors (without the participation of Executive) of the Company, pursuant to the exercise of its business judgment, that any one of the following events has occurred and not been cured by Executive within 60 calendar days after the Company first gave Executive written notice thereof:

(a)  Executive has been indicted by a state or federal grand jury of committing a felony;

(b)  the Board receives proof satisfactory to it of the commission by Executive of theft or embezzlement from the Company, or any other crime against the Company;

(c)  Executive has materially breached the provisions of Section 9 or any other material provision of this Agreement; or

(d)  Executive’s failure, refusal or inability to perform his services and duties to the Company as set forth in Section 2, any act of gross negligence, corporate waste, disloyalty, or unfaithfulness to the Company which adversely affects the business of the Company, or any other act or course of conduct which could reasonably be expected to have an adverse affect on the business of the Company such as, by way of example only, intentionally causing the Company to violate federal, state or local

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environmental, labor, antitrust, or other similar laws, or sexual or other illegal harassment of employees.

“Good Reason” means a determination by Executive made in good faith that any of the following events has occurred, without Executive’s express written consent, and not been cured by the Company within 15 calendar days after Executive first gave the Company written notice thereof: (a) a significant reduction in the nature or scope of the title, authority or responsibilities of Executive from those held by Executive immediately prior to the Employment Period; (b) a reduction in Executive’s base salary below the Base Salary Amount; (c) the relocation of the Company’s principal executive office beyond 60 miles from Executive’s present residence in Chagrin Falls, Ohio; (d) with respect to the Incentive Plan for calendar year 2002 and beyond, any change in the manner in which Executive’s annual bonus under the Incentive Plan is determined such that the potential bonus payment to Executive under the Incentive Plan (subject to performance criteria established under that plan) for any year would be less than 100 percent of Executive’s base salary for that year; or (e) for any year, the amount of Executive’s annual bonus payment under the Incentive Plan is less than the annual bonus amount paid to any other executive officer under the Incentive Plan for that year.

“Related Person” means (a) Executive (b) Charles S. Holmes, (c) any person, group or entity controlled directly, or indirectly through one or more intermediaries, by Executive or Charles S. Holmes or both of them, and (d) any of the foregoing acting alone or in concert.

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Voting Power” means, at any time, the total votes relating to the then–outstanding securities entitled to vote generally in the election of Directors.

“Voting Stock” means, at any time, the then–outstanding securities entitled to vote generally in the election of Directors.

“Window Period” means the period of time commencing on the first anniversary of a Change in Control and ending on the 60th calendar day after such first anniversary.

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